Exhibit 10.1


                         CONSOLIDATED, AMENDED AND RESTATED FEE
                          AND LEASEHOLD MORTGAGE NOTE


$325,000,000                                                  September,21, 1993
                                                              New York, New York

          CONSOLIDATED, AMENDED AND RESTATED FEE AND LEASEHOLD MORTGAGE NOTE (as hereafter may be amended, modified, extended, renewed or substituted, this "Consolidated Note") dated as of September 21, 1993, made by 919 FEE
ASSOCIATES L.P. ("Fee Associates") and 919 THIRD AVENUE ASSOCIATES L.P. ("919 Associates"), each a New York limited partnership, and each having an address c/o 919T Corp., The Taylor Simpson Group, One Rockefeller Plaza, Suite 2420, New York, New York 10020 (each a "Borrowing Party", and jointly and severally, the "Borrower") in favor of NBBRE-919 THIRD AVENUE ASSOCIATES, L.P., a Delaware limited partnership, having an address c/o Nomura Babcock & Brown Real Estate, Inc., 1013 Centre Road, Suite 350, Wilmington, Delaware 19805 (the "Lender").

                              W I T N E S S E T H:

          WHEREAS, the Lender has made two mortgage loans to the Borrower in the aggregate principal amount of $325,000,000 (the "Loans");

          WHEREAS, the Loans are evidenced by that certain (a) First Fee and Leasehold Mortgage Note, dated September 30, 1987, from the Borrower to the Lender, in the original principal amount of $95,000,000, as amended by a Note Modification Agreement, dated as of September 30, 1987, by and among the Lender and the Borrower (the "First Note"), and (b) Modification and Consolidation of Second Fee and Leasehold Mortgage Note and Consolidation, dated as of September 30, 1987, from the Borrower to the Lender, in the original principal amount of $230,000,000 (the "Second Note");

          WHEREAS, (a) the First Note is secured by, among other things, that certain First Fee and Leasehold Mortgage, dated September 30, 1987, from the Borrower to the Lender (the "First Mortgage"), and (b) the Second Note is secured by, among other things, that certain Mortgage Modification and Consolidation of Second Fee and Leasehold Mortgage, Spreader and Consolidation, dated as of September 30, 1987, from the Borrower to the Lender, as amended by a First Amendment to Modification and Consolidation of Second Fee and Leasehold Mortgage, Spreader and Consolidation, dated as of even date herewith, between the Borrower and the Lender (the "Second Mortgage");

          WHEREAS, as of the date hereof, the outstanding principal amount of
(a) the First Note is $95,000,000, and (b) the Second Note is $230,000,000;

          WHEREAS, the Lender and the Borrower have entered into that certain Agreement (the "Forbearance Agreement"), dated as of September 1, 1992, regarding, among other things, the interest payment due and owing under the First Note and the Second Note on September 1, 1992, as amended by certain letter agreements;

          WHEREAS, the Lender and the Borrower have entered into that certain March Agreement (the "March Agreement"), dated as of March 1, 1993, regarding, among other things, the interest payment due and owing under the First Note and the Second Note on March 1, 1993, as amended;

          WHEREAS, the Borrower and the Lender agree that as a result of the current and projected financial condition of the Premises (as hereinafter defined) it is desirable to restructure the Loans;

          WHEREAS, as part of the restructuring of the Loans, simultaneously herewith, the Borrower and the Lender have executed and delivered a Consolidated, Amended and Restated Fee and Leasehold Mortgage (as hereinafter may be modified, amended, extended, renewed or substituted, the "Consolidated Mortgage"; capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in the Consolidated Mortgage) which, among other things, (a) consolidates the lien of the First Mortgage and the Second Mortgage to a single lien in the amount of $325,000,000, and (b) consolidates, amends and restates the First Mortgage and the Second Mortgage in their entirety; and

          WHEREAS, the Lender and the Borrower desire to (a) consolidate the principal amount of the First Note and the Second Note into a single indebtedness in the principal amount of $325,000,000, and (b) consolidate, amend and restate the First Note and the Second Note in their entirety.

          NOW, THEREFORE, Fee Associates and 919 Associates, jointly and severally as the Borrower, covenant and agree as follows:

          1. FOR VALUE RECEIVED, 919 Associates and Fee Associates, jointly and severally, HEREBY PROMISE TO PAY on September 30, 1997 (the "Maturity Date"), or the Accelerated Maturity Date (as hereinafter defined), to the order of the Lender, in same day funds, the principal amount of THREE HUNDRED TWENTY-FIVE MILLION DOLLARS ($325,000,000) (the "Consolidated Indebtedness"), in lawful money of the United States of America, together with interest thereon, as, and at the rate, provided for herein on any and all principal amounts remaining unpaid hereunder from time to time from and including the date hereof until the date prior to payment in full, plus any other charges or sums payable hereunder (including, without limitation, any Prepayment Fee (as hereinafter defined), the OID Amount (as hereinafter defined), any Yield Maintenance Fee (as hereinafter defined), any Costs and Expenses (as hereinafter defined) and any Additional Interest (as hereinafter defined) or under the Consolidated Mortgage, plus any other amounts due and payable under any of the Loan Documents (collectively, the "Indebtedness"). As provided in the Ancillary Agreement, the Lender is permitted to present the Lender's Sale Notice (as defined in the Ancillary Agreement) requiring the Borrower to either prepay the Indebtedness in full or sell the Premises as provided in Section 2.3 of the Asset Management Agreement.

          2. The Consolidated Indebtedness evidences (i) the indebtedness of $95,000,000, as previously evidenced by the First Note and secured by the First Mortgage, and (ii) the outstanding indebtedness of $230,000,000, as previously evidenced by the Second Note and secured by the Second Mortgage, which amount includes certain other consolidated indebtedness as more particularly described in the Second Note. This Consolidated Note consolidates, amends and restates, and as consolidated, amended and restated, replaces, the First Note and the Second Note in their entirety. This Consolidated Note is not in payment, novation, satisfaction or cancellation of the First Note and the Second Note or of the indebtedness evidenced thereby, such indebtedness being herein ratified and confirmed. It is expressly understood and agreed that this Consolidated
Note is given in replacement for the First Note and the Second Note and that no part of the indebtedness evidenced by the First Note and the Second Note shall be disturbed, discharged, cancelled or impaired by the execution and delivery of this Consolidated Note, it being the intention of the Borrower and the Lender that the execution and delivery of this Consolidated Note shall create no new or further principal indebtedness.

          3. This Consolidated Note is the "Consolidated, Amended and Restated Fee and Leasehold Mortgage Note" secured by, and entitled to the benefits of, inter alia, the Consolidated Mortgage, all of the terms, covenants, conditions and agreements of the Consolidated Mortgage being made a part hereof by this reference.

          4. In addition to the terms defined above or otherwise herein, the terms set forth below shall have the following meanings:

               (a) "Accelerated Maturity Date" means the earlier to occur of
(i) the date on which the holder of this Consolidated Note accelerates the Maturity Date following an Event of Default, (ii) the expiration of the ten Business Day period referred to in the first sentence of Section 2.3 of the Asset Management Agreement, if the Borrower elects to prepay the Indebtedness in full under such Section 2.3 and fails to prepay $5,000,000 of the Indebtedness within such 10 Business Day period, (iii) the expiration of the 10 Business Day period referred to in Section 2.3 of the Asset Management Agreement, if the Borrower has elected or is deemed to have elected to sell the Premises pursuant to Section 2.3 of the Asset Management Agreement and the Borrower has failed to accept an offer or execute and deliver a sale agreement in compliance with the terms of such Section 2.3, or (iv) the expiration of the ninety day period referred to in the second sentence of Section 2.3 of the Asset Management Agreement, if the Borrower elects to prepay the Indebtedness in full under such Section 2.3 and has failed to prepay the Indebtedness in full as required thereunder.

               (b) "Accrual Period" means the period commencing on March 2, 1992 and continuing through and including the date (the "Note Payment Date") on which the Indebtedness shall have been paid in full, including, without limitation, in connection with a completed foreclosure sale pursuant to which the proceeds thereof shall have been paid to the Lender to satisfy the Indebtedness in full.

               (c) "Additional Interest" means an amount equal to the excess, if any, of (I) forty-nine percent (49%) of the amount, if any, by which the Full Amount (as hereinafter defined) exceeds the Indebtedness (which shall be computed solely for this purpose by excluding Additional Interest and the OID Amount and by computing the aggregate amount payable pursuant to clause (C) of
Section 16 and clauses (i), (ii) and (iii) of the third sentence of Section 12(a) hereof if such amounts were computed without regard to the OID Amount) over (II) the excess, if any, of the OID Amount over the aggregate amount that would be payable pursuant to clause (C) of Section 16 and clauses (i), (ii) and (iii) of the third sentence of Section 12(a) hereof as if such amounts were computed without regard to the OID Amount. The Full Amount shall mean either: (i) in the event of a sale, a master lease or other disposition of all or substantially all of the Premises prior to the payment in full of the Indebtedness, the disposition price if the Premises are transferred pursuant to Section 2.3 of the Asset Management Agreement, net of an amount, equal to the reasonable and customary expenses paid by the Borrower in connection therewith; or (ii) if there is no such disposition of the Premises pursuant to clause (i) above, the greater of the disposition price of the Premises (net of an amount equal to the reasonable and customary expenses paid by the Borrower in connection therewith), if any, and the Appraised Value of the Premises (net of an amount equal to the reasonable and customary expenses the Borrower would pay for a disposition at the price equal to the Appraised Value of the Premises); provided, however, the Lender at any time may elect to waive the determination of the Appraised Value of the Premises, in which event, the relevant amount in clause (ii) above will be such disposition price (net of an amount equal to any reasonable and customary expenses paid by the Borrower in connection therewith). The Appraised Value of the Premises shall mean the appraised value of the Premises as of the date two months prior to the Maturity Date or as of the Accelerated Maturity Date, as the case may be, determined as set forth below:

                    The Appraised Value of the Premises shall be
               determined by one MAI appraiser selected by the Lender and one MAI appraiser selected by the Borrower, each of reputable standing in the New York City area. In the event the determinations of the Appraised Value of the Premises made pursuant to the appraisals of the two appraisers so selected differ by an amount not greater than ten percent (10%) of the lower of the two determinations, the Appraised Value of the Premises shall be the average of such two appraisals. In the event such two determinations differ by an amount greater than ten percent (10%) of the lower of such two determinations, the two appraisers so selected shall select a third MAI appraiser of reputable standing in the New York City area (except that if within thirty
               (30) days of the latter of the date of submission of their determinations they do not select a third appraiser, either the Lender or the Borrower may apply to the American Arbitration Association for appointment of a third MAI appraiser), and the Appraised Value of the Premises shall be the average of all three of the determinations pursuant to such three appraisals except if such third appraiser makes a determination which is higher than the higher of the two initial determinations or lower than the lower of the two initial determinations, in which event the Appraised Value of the Premises shall be the average of the two appraisals closest in dollar amount unless the average of any two appraisals shall be equal to the amount of the remaining appraisal, in which case the Appraised Value shall be the average of the three appraisals (i.e., the middle appraisal). If either party fails to select such an MAI appraiser within thirty (30) days prior to the date of the disposition of the Premises, then, for purposes of determining the Appraised Value, the other party's MAI appraiser's Appraised Value shall govern.

               The parties hereto acknowledge and agree that Additional Interest is deemed to be interest and not principal hereunder.

               (d) "Affiliate" means with respect to any person or entity, any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or entity, any officer, director, shareholder or partner of such specified person or any company of which such specified person or entity is an officer, director, shareholder or partner. For the purposes hereof, the term "control" (including "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and the policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

               (e) "Approved Operating Budget" means the budget for each calendar year, which budget shall be in the form attached hereto and made a part hereof as Schedule "A", it being understood that the initial Approved Operating Budget which is set forth on Schedule "A" is approved. No later than November 1 of each succeeding calendar year the Borrower shall submit to the Lender a proposed budget. If the Lender, in its reasonable discretion, shall not approve all or any portion of any budget, the Borrower promptly shall revise such budget in accordance with the Lender's requests and shall resubmit such budget or portions thereof to the Lender for its approval. In no event shall any budget be effective prior to the receipt by the Borrower of the Lender's written approval, which approval shall not be unreasonably withheld or delayed. If final approval of all or any portion of any proposed budget has not been given prior to the commencement of the period to which it relates, then, in such event, until a budget or any portion of a budget shall have been approved, the Approved Operating Budget (or any portion thereof) shall be deemed to be equal to the Approved Operating Budget (or applicable portion thereof) for the immediately preceding calendar year increased or decreased to the extent of any increase or decrease in the CPI Index (as hereinafter defined) in effect on the last day of the calendar year (the "Measurement Year") immediately preceding the calendar year which is the subject of the budget from the CPI Index in effect on the last calendar day of the year immediately preceding the Measurement Year.

               The Lender, at any time and from time to time, may give the Borrower notice requiring the Borrower to modify, amend or supplement the Approved Operating Budget then in effect consistent with such notice. The Borrower shall modify, amend or supplement the Approved Operating Budget consistent with the Lender's notice and thereafter submit such new Approved Operating Budget to the Lender for its approval. Once the Lender approves such new Operating Budget, the Approved Operating Budget shall be deemed modified, amended or supplemented, as the case may be.

               (f) "Available Cash Amount" means an amount equal to the excess, if any, of (i) any and all funds being held by or on behalf of the Borrower or either Borrowing Party, including, without limitation, any funds remaining in the Collateral Account as of the Measuring Date (as hereinafter defined) in question, over (ii) the Reserve Amount (as hereinafter defined), any amounts then being held specifically for restoration of the Premises (after any casualty, destruction, damage, condemnation or otherwise), and any then remaining special Expense Amount.

               (g) "Borrower's Partners" means any partner in either Borrowing Party.

               (h) "Business Dav" means any day of the year other than Saturday, Sunday and those holidays on which commercial banks located in the City of New York are required or authorized to close.

               (i) "CPI Index" means the "Consumer Price Index" published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor, All Items, New York, Northern N.J. - Long Island, NY-NJ-CT (1982-84=100) for urban wage earners and clerical workers, or a successor or substitute appropriately adjusted. In the event that the CPI Index ceases to use 1982-84=100 as the basis of calculation, or if a substantial change is made in terms or number of items contained in the CPI Index, then the CPI Index shall be adjusted, as determined by the Lender in its reasonable discretion, to the figure that would have resulted had the manner of computing the CPI Index in effect on the date hereof not been altered. In the event such Price Index (or successor or substitute index) is not available, a reliable governmental or other non-partisan publication evaluating the information theretofore used in determining the CPI Index, as determined by the Lender in its reasonable discretion, shall be used.

               (j) "Debt Service Shortfall" means, for any scheduled interest payment due and payable under this Consolidated Note on any Payment Date, the lesser of (i) the amount of such interest payment, and (ii) the excess of (A) the amount of such scheduled interest payment due and payable on such Payment Date under this Consolidated Note, over (B) the Available Cash Amount as of the Measuring Date immediately prior to such Payment Date.

               (k) "Lender's Partners" means any partner in the Lender or any partner in or shareholder of any such partner or any other direct or indirect partner or shareholder which is an owner of a direct or indirect legal or beneficial interest in the Lender or any Affiliate of any of the foregoing, whether such person or entity is, was or shall be one of Lender's Partners (and its or his successors and assigns), or whether such person or entity is known, unknown, disclosed or undisclosed, or is, was or shall be a direct or indirect partner, former partner, employee, officer, director, attorney-in-fact or agent of the Lender or any of Lender's Partners (and each of his or its successors and assigns), or who or which has, had or shall have a direct interest in the Lender of any of the Lender's Partners, in each case only to the extent relating to the transactions contemplated by the Loan Documents.

               (1) "ILP Group" means (i) any partner in either
Borrowing Party, or (ii) any partner in or shareholder of any such partner or any other direct or indirect partner or shareholder who or which is an owner of a direct or indirect legal or beneficial interest in Borrowing Party, but only to the extent that such person or entity is himself or itself a signatory to this Agreement or has expressly authorized, in writing, a signatory to this Consolidated Note to bind such non-signatory with respect to the provisions of this Consolidated Note applicable to the LP Group. The term "ILP Group" shall not be deemed to include either Borrowing Party.

               (m) "Measuring Date" means two (2) Business Days prior to each Payment Date (as hereinafter defined).

               (n) "Note Payment Date" shall have the meaning set forth in Paragraph 4(b) hereof.

               (o) "OID Amount" means $26,764,990.00, it being understood that no interest shall accrue on the OID Amount and the OID Amount, as may be reduced pursuant to the terms hereof, shall be paid on the Note Payment Date.

               (p) "Outstanding Debt Service Shortfalls" means the aggregate of all accrued and unpaid Debt Service Shortfalls as at any given point in time, it being understood that "Outstanding Debt Service Shortfalls" shall not include interest on Debt Service Shortfalls.

               (q) "Payment Date" means (i) for any period through and including September 30, 1997, the date on which a scheduled payment of interest is due and payable under this Consolidated Note and the Maturity Date if the Note Payment Date is the Maturity Date, and (ii) for any period after September 30, 1997, the last Business Day of February, the last Business Day of August and the Note Payment Date.

               (r) "Prepayment Feel" means a fee equal to five percent (5%) of the principal amount due under this Consolidated Note.

               (s) "Principals" means Harvey Schulweis, Patrick A. Gerschel, Paul E. Taylor, Jr. and Jimbolia Corporation N.V.

               (t) "Reserve Amount" shall mean the amount, from time to time, actually held in the Collateral Account as reserves for the operation of the Premises as set forth in the Approved Operating Budget or as otherwise directed by the Lender in its sole discretion.

               (u) "Yield Maintenance Feel" shall mean a fee, subject to the limitation set forth in Paragraph 17 hereof, equal to the present value of the semi-annual revenue shortfall, if any, determined by subtracting the Liquidation Rate (as hereinafter defined) from the Loan Rate (as hereinafter defined) and multiplying such difference, if positive, by the Principal Liquidation Amount (as hereinafter defined), over the period from the Fee Determination Date through and including the day prior to the Maturity Date (or, thereafter the Note Payment Date), such present value ("PV") to be determined at the Liquidation Rate and calculated, for the semi-annual periods from the Fee Determination Date through and including the day prior to the Maturity Date (or, thereafter, the Note Payment Date), in accordance with the following formula:
                                           -n
         PV = (P x (R - T)) x [(l - (1 + T)   )/T]
    where R = the Loan Rate;

          T = the Liquidation Rate;

          n = the number of semi-annual periods from the Fee
              Determination Date through and including the day prior to the Maturity Date; and

          P = the Principal Liquidation Amount.

For purposes hereof, "Liquidation Rate" means one-half (1/2) of the interest rate per annum equal to the latest three-week moving average of the yields to maturity of U.S. Treasury notes trading closest to par value and maturing on, or within three months of, the Maturity Date, such three-week moving average to be determined by the Lender as of the Fee Determination Date on the basis of yields of such U.S. Treasury notes published by The Wall Street Journal for each of the fifteen (15) Business Days preceding the applicable Fee Determination Date or, if such publication shall be suspended or terminated or such yields shall otherwise not be so published for any such Business Day, on the basis of such yields reported by dealers of U.S. Treasury notes to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations of such yields received by the Lender from three New York dealers of U.S. Treasury notes of recognized standing selected by the Lender; "Loan Rate" means one-half (1/2) of the Fixed Rate; "Fixed Rate" means "yield to maturity" of the payments of interest scheduled to be made hereunder from and after the "Fee Determination Date" (as defined below) to the Maturity Date; "Fee Determination Date" means the date on which the Loan is repaid; "Principal Liquidation Amount" means that amount of the Loan which is repaid in full.

          5. Each Borrowing Party acknowledges, agrees and certifies to the Lender that as of the date hereof (a) the Indebtedness is owing under the Loan Documents, without offset, defense, claim or counterclaim of any nature whatsoever, (b) the Indebtedness is secured by the Consolidated Mortgage, which mortgage constitutes, among other things, a validly created and duly perfected first lien on, and security interest in, the Premises as described in the Consolidated Mortgage (subject to the limitations set forth therein),
(c) the Loan Documents are unmodified and in full force and effect except as specifically set forth herein, in the Forbearance Agreement and in the March Agreement, and (d) there have been no consents or waivers of any nature whatsoever by the Lender under the Loan Documents, except those consents specifically given in writing.

          6. Interest shall be due and payable hereunder from the date hereof through and including the Note Payment Date at the following rates per annum during the following loan years:

              Loan Year                Rate Per Annum

              Loan Year 1 through                AS PROVIDED IN THE
              Loan Year 5 (through and           FIRST NOTE AND THE
              including March 1, 1992)           SECOND NOTE

              Loan Year 5 (from and after        7.00%
              March 2, 1992)

              Loan Year 6                        7.00%

              Loan Year 7 (through and
              including March 1, 1994)           7.00%

              Loan Year 7 (from and after
              March 2, 1994)                     6.39%

              Loan Years 8-10                    6.39%

Loan Year 1 will be deemed to have begun on September 30, 1987 and will be deemed to have ended on September 29, 1988, and each subsequent Loan Year shall be deemed to have begun and ended or will begin and end in a comparable manner. Consecutive installments of interest at the above rates or the rates set forth in Paragraph 9 below shall commence on March 1, 1988 and continue on the last Business Day of each August and the last Business Day of each February thereafter occurring before the Note Payment Date and an installment of interest at the above rates or the rates set forth in Paragraph 9 below shall be due on the Maturity Date, the Accelerated Maturity Date or the Note Payment Date, as the case may be. A schedule of interest payments required to be made through and including September 30, 2000 is attached hereto and made a part hereof as Schedule "B".

          7. Interest on the unpaid principal balance hereof shall be computed and paid for the actual number of days elapsed on the basis of a daily rate based upon the aforesaid interest rate over a period of three hundred sixty
(360) days. Interest shall accrue from and including the date hereof through and including the date prior to the Note Payment Date.

          8. All payments due hereunder shall be made to the Lender or its transferee by wire transfer in immediately available federal funds, or in such other manner as the holder hereof may from time to time designate in writing, and shall be applied by the holder hereof, subject to the terms of Paragraph 15 below, when received, in such order and to such amounts evidenced hereby as the holder hereof at its sole option shall determine, including, without limitation, first to the payment of any charge or sum secured by or payable pursuant to the Consolidated Mortgage (other than principal or interest), next to accrued but unpaid interest, and finally to the reduction of the principal balance hereof; provided, however, that in the event and to the extent that the Lender shall apply such payment other than to interest (including, Outstanding Debt Service Shortfalls), the Lender shall notify the Borrower of such application and the Borrower shall not be deemed to be late with respect to the amount of such application if payment in an amount equal to such application is received by Lender within two (2) Business Days of receipt by the Borrower of such notice. Any payment received by the Lender, as set forth above, after 2:00 PM on any day shall not be deemed for purposes hereof to have been received until the next Business Day.

          9. The foregoing notwithstanding but subject to the terms of the Consolidated Mortgage, if there shall occur a Basic Default, then, from and after the occurrence of such Basic Default and until the earlier of (a) a cure of such Basic Default has been accepted, in writing and in its sole discretion, by the Lender, or (b) the Note Payment Date, whether or not any action shall have been taken or proceedings commenced to recover any amounts hereunder or to foreclose the Consolidated Mortgage, the Borrower shall pay, subject to the further terms of this Paragraph 9, interest ("Default Interest"), at a fluctuating interest rate per annum (the "Default Rate") equal to the greater of fifteen percent (15%) per annum or four percent (4%) in excess of the rate of interest announced publicly by Citibank, N.A. in New York, New York as its base (or prime) rate on ninety (90) day loans to responsible and substantial commercial customers. Notwithstanding the foregoing to the contrary, with respect to any Basic Default, Default
Interest in excess of the stated interest due hereunder shall accrue from the occurrence of such Basic Default and shall be payable at any time on or after the Dispute Determination Date with respect to such Basic Default; provided, however, if (a) the Lender withdraws all of its Basic Default claims pursuant to Section 3.01(B)(vi) of the Consolidated Mortgage, or (b) pursuant to a Determination it is found that either no Basic Default has occurred or that there is a Permitted Default Defense sustained which excuses such Basic Defaults, then, in such event, any accrued Default Interest in excess of stated interest due hereunder with respect to such Basic Defaults shall be deemed not to have accrued and be cancelled. No Default Interest shall be payable with respect to Non-Basic Defaults.

          10. Nothing in this Consolidated Note or in any other agreement between either Borrowing Party and the Lender shall require the Borrower to pay, or the Lender to accept, interest in an amount which would subject the Lender to any penalty or forfeiture under applicable law. In no event shall the total of all charges payable hereunder, whether of interest or of such other charges which may or might be characterized as interest, exceed the maximum rate permitted to be charged under applicable law. Should the Lender receive any payment which is or would be in excess of that permitted to be charged under such applicable law, such payment shall have been, and shall be deemed to have been, made in error and shall automatically be held by the Lender as additional cash collateral for the indebtedness evidenced by this Consolidated Note, provided that if the determination of such excess occurs after repayment of this Consolidated Note, such excess shall be returned to the Borrower.

          11. In the event there is any Event of Default under the Consolidated Mortgage with respect to any payment of interest provided for herein, a late charge of four cents ($.04) for each dollar of interest not paid in sufficient time to prevent the existence of such Event of Default shall be immediately due and payable to the Lender; provided, however, that with respect to the first semi-annual payment of interest to be overdue, such late charge will be payable only if such payment is overdue for at least two
(2) Business Days.

          12. (a) The Borrower shall not be permitted to prepay the Indebtedness in whole or in part. Each Borrowing Party understands that the Lender and/or the Lender's Partners, have already or may in the future enter into funding or other arrangements for or in connection with the Indebtedness on terms and conditions which could result in substantial losses or adverse or unwanted consequences to the Lender and/or the Lender's Partners if this Consolidated Note or any part thereof is prepaid. In the event of any prepayment (whether voluntary or involuntary, as a result of acceleration due to an Event of Default, or operation of law which constitutes an Event of Default) in respect of the Loans in violation of the foregoing, the Borrower shall be required to pay to the Lender (i) all enforcement costs and expenses under the Consolidated Mortgage ("Costs and Expenses"); (ii) the Yield Maintenance Fee (except as otherwise provided herein or in the Consolidated Mortgage); (iii) the Prepayment Fee (except as otherwise provided herein or in the Consolidated Mortgage); and (iv) Additional Interest (except as otherwise provided herein or in the Consolidated Mortgage); provided, however, that the amounts described in clauses (i), (ii) and (iii) shall be payable only to the extent that the sum of such amounts exceeds the excess of the OID Amount over the amount that would be payable pursuant to clause (C) of Paragraph 16 hereof if such amount were computed without regard to the OID Amount and such amounts shall also be subject to the proviso set forth in Paragraph 16 hereof. Such additional payments pursuant to (ii), (iii) and (iv) above shall compensate the Lender and/or the Lender's Partners for such anticipated losses and consequences without the necessity of the Lender or anyone else establishing the amount of any such losses or consequences, the precise amount thereof being incapable of determination. Any demand(s) by the Lender for Costs and Expenses pursuant to (i) above shall be accompanied by a statement of such Costs and Expenses prepared by the Lender. Payment by either Borrowing Party of the Yield Maintenance Fee, if any, the Prepayment Fee, if any, and Additional Interest, if any, pursuant to (ii), (iii) and (iv) above shall be as liquidated damages and not as a penalty, and shall be made on the Fee Determination Date.

          (b) Any tender of payment of the amount necessary to satisfy the Indebtedness evidenced hereby made after the Accelerated Maturity Date at any time prior to foreclosure or a foreclosure sale, either by either Borrowing Party, their respective successors or assigns or by anyone in behalf of either Borrowing Party, except to the extent otherwise provided in this Consolidated Note or the Consolidated Mortgage, shall be deemed to constitute evasion of the terms hereof and shall be deemed to be voluntary prepayment herein, and such prepayment shall require the payment of the Yield Maintenance Fee, the Prepayment Fee and Additional Interest to the extent provided herein (including this sentence).

          13. It is expressly agreed that, upon the happening of any Event of Default under the Consolidated Mortgage but subject to the terms of the Consolidated Mortgage, the Lender may accelerate the Loan and notwithstanding the Maturity Date set forth herein the principal sum hereof, together with accrued interest, all interest payable at the Default Rate, if any, the OID Amount, the Yield Maintenance Fee to the extent provided herein, the Prepayment Fee to the extent provided herein, Additional Interest to the extent provided herein, the Outstanding Debt Service Shortfalls, and all other Costs and Expenses, if any, previously incurred and unpaid, shall immediately become due and payable.

          14. (a) Anything contained in this Consolidated Note, the Consolidated Mortgage or any other Loan Document to the contrary notwithstanding, the Lender by acceptance of this Consolidated Note agrees that, except as provided in Paragraph 14(c) hereof, (i) other than each Borrowing Party, no individual, person or entity, whether such individual person or entity is, was or shall be a partner of either Borrowing Party (and each of his or its successors and assigns), or whether such individual person or entity is known, unknown, disclosed or undisclosed, or is, was or shall be a direct or indirect partner, former partner, employee, officer, attorney-in-fact or agent of either Borrowing Party (and each of his or its successors and assigns), or who has, had or shall have a direct or indirect interest in either Borrowing Party (and each of his or its successors and assigns) (the persons or entities referred to above being herein sometimes referred to collectively as the "Exculpated Parties"), shall have any personal liability for (A) payment of any of the Indebtedness due under, pursuant to or in connection with any Loan Document, (B) the performance of any of the terms, covenants, or conditions hereof or thereof, or (C) the breach of any covenant, representation or warranty contained in this Consolidated Note, the Consolidated Mortgage, any other Loan Document or in any certificate, notice, financial or other statement, report or abstract heretofore or hereafter delivered, and (ii) in any action to foreclose the Consolidated Mortgage or in any other legal or equitable action arising out of the Consolidated Mortgage, this Consolidated Note or any other Loan Document, or otherwise in any manner whatsoever with respect to any Loan Document, the Exculpated Parties shall not be liable for:

          (aa) any deficiency whatsoever, the Lender hereby covenanting and agreeing that no deficiency or other money judgment will be sought against any Exculpated Party in such action or otherwise in any manner whatsoever,

          (bb) any money judgment or damages arising from any action, suit, proceeding or claim in connection with a breach of any covenant, warranty, representation or undertaking by either Borrowing Party,

          (cc) waste,

          (dd) except as provided in that certain Indemnity Agreement, dated as of even date herewith, by the Principals in favor of the Lender (the "Indemnity Agreement"), the return or refund of any distributions or other payments made to any Exculpated Party prior to the date hereof, or

          (ee) the performance of any of the terms, covenants or conditions of any Loan Document; provided, however, any then general partner of either Borrowing Party shall be liable for such performance so long as either such general partner is reimbursed for its costs and expenses in connection with such performance or such performance does not require such general partner to expend more than any then remaining DeMinimus Amount (as defined in the Consolidated Mortgage), recourse being strictly limited to the Premises and the other assets of each Borrowing Party (excluding in all events any right or claim of either Borrowing Party against any of the Borrower's Partners or their Affiliates). The Lender for itself, its successors and assigns, by acceptance of this Consolidated Note does hereby agree to look solely to the Premises and such other assets of each Borrowing Party (excluding in all events any right or claim of either Borrowing Party against any of the Borrower's Partners) for the satisfaction of the Indebtedness and all other amounts due under this Consolidated Note, the Consolidated Mortgage or any other Loan Document or for the performance of any of the agreements, obligations, covenants or warranties contained in this Consolidated Note, the Consolidated Mortgage or any of the Loan Documents and no property or assets of any Exculpated Party shall be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of any of the rights and remedies of the Lender.

          For purposes of this Paragraph 14 only, the term "Loan Documents" shall be deemed to include that certain Letter Agreement, dated September 30, 1987, to the Lender regarding asbestos and capital improvements at the Premises, which letter agreement is being terminated as of the date hereof pursuant to the Ancillary Agreement.

          (b) Subject to the terms of this Paragraph 14, the Lender by acceptance of this Consolidated Note, further agrees that each of the Exculpated Parties is hereby released from any and all obligations, warranties, guarantees, agreements, claims, actions, causes of actions, costs, losses, liabilities, damages and demands whatsoever, whether foreseen or unforeseen, whether in law or in equity, which the Lender, its successors and assigns ever had, now have or hereafter can, shall or may have for, or in respect of, or by reason of any matter arising out of, this Consolidated Note, the Consolidated Mortgage or any other Loan Documents as heretofore written (i.e., as they were written prior to the execution and delivery of this document).

          (c) (i) Nothing contained above shall be deemed (A) to impair the validity of the Indebtedness as an obligation of the Borrower and each Borrowing Party, or the lien upon or the security interest of the Lender in the Premises, (B) to limit the right of the Lender to name the Borrower or either Borrowing Party or any transferee of any interest in the Premises as a party defendant in any action or suit to foreclose against the Premises or enforce its other remedies under the Loan Documents, (C) to limit the Lender from enforcing its other rights under this Consolidated Note or the Consolidated Mortgage against either Borrowing Party, nor shall the foregoing,
(D) constitute a waiver, release or discharge of any of the Indebtedness but same shall continue until paid or discharged, (E) affect the liability and obligations of certain Exculpated Parties that may arise pursuant to the terms of the Indemnity Agreement, or (F) affect the Lender's rights and remedies under the Security Agreement or the Collateral Account Agreement, and (ii) notwithstanding that they are Exculpated Parties, if any of Borrower's Partners or their Affiliates receives, directly or indirectly, any distribution of funds made by the Approved GP or proceeds thereof, any loan or other payment made by the Approved GP from either Borrowing Party from and after the date hereof except as permitted or contemplated by the Asset Management Agreement or the other Loan Documents, then, in such event, the Approved GP and the person or entity (or any of their Affiliates) who or which received such payment, jointly and severally, shall be personally liable to return such payment to the Borrower, upon written demand by the Asset Manager or the Lender, with interest thereon from the date of the distribution or payment to the date of return at the Prime Rate (as defined in the Indemnity Agreement).

          15. (a) Notwithstanding the obligations to pay to the Lender interest under this Consolidated Note, the Borrower shall be permitted to accrue a portion of each scheduled payment of interest due and payable under this Consolidated Note on each Payment Date, during the Accrual Period, equal to the Debt Service Shortfall with respect to such Payment Date; provided, however, that, as of such Payment Date, (x) there has been no Determination that a Basic Default has occurred, or (y) a Permitted Default Defense has been sustained which excuses such Basic Default. Without limitation of the foregoing, the accrual rights provided above shall not be affected by any acceleration of the Indebtedness. Notwithstanding any accrual rights hereunder, each Borrowing Party acknowledges and agrees that if after any Payment Date there is a Determination that a Basic Default occurred prior to such Payment Date and there is no Permitted Default Defense sustained which excuses such Basic Default, then, in such event, any Outstanding Debt Service Shortfalls shall be due and payable upon the Dispute Determination Date.

          (b) Interest for all purposes hereunder shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

          (c) If, as of any Payment Date, the Available Cash Amount as of the Measuring Date immediately preceding such Payment Date shall exceed the interest payment due and payable under this Consolidated Note on such Payment Date, then, in such event, the Borrower, if directed by the Lender, in the Lender's sole discretion, shall apply such excess ("Excess Available Cash Amount"), first, to any accrued but unpaid Outstanding Debt Service Shortfalls, and second, either apply the Excess Available Cash Amount to the then Outstanding Debt Service Shortfalls, or retain the Excess Available Cash Amount as part of the Reserve Amount.

          (d) Each Borrowing Party will collect and receive gross receipts and revenue generated by the Premises and pay expenses in accordance with the Approved Operating Budget or as otherwise approved by the Asset Manager or the Lender in due course consistent with ordinary business practices.

          (e) When any term hereof requires interest to be paid at the Default Rate or otherwise until the entire outstanding and unpaid principal balance of this Consolidated Note and all and other sums evidenced hereby or secured by the Consolidated Mortgage shall have been paid in full, then, in such event, unless otherwise provided, such interest shall continue to be due and payable, on demand, at such rates for such period whether or not any action shall have been taken or proceeding commenced to recover the same or to foreclose the Consolidated Mortgage and whether or not judgment has been entered.

         (f) Each Borrowing Party acknowledges and agrees that notwithstanding any acceleration of the Indebtedness as provided under the Loan Documents and notwithstanding, and during the pendency of, any foreclosure or other remedial proceeding brought and continued by the Lender or any other party (including, without limitation, the appointment of a receiver), the Borrower shall pay to the Lender interest under this Consolidated Note as and when interest shall become due and payable as provided herein.

          16. In addition to all other amounts or charges due and payable by the Borrower to the Lender on the Maturity Date or the Accelerated Maturity Date or the date on which the Borrower may prepay the Loan or such later date following the Maturity Date on which the Indebtedness shall be paid, the Borrower shall pay to the Lender on any such date, as the case may be, (A) the then Outstanding Debt Service Shortfalls, (B) the OID Amount, (C) (i) if the Maturity Date or the Accelerated Maturity Date occurs on or before September 30, 1997, an amount which, when added to the aggregate of the interest payments received and accrued (at the stated rate of interest hereunder, not the Default Rate) during the period commencing after March 1, 1993 through and including the Note Payment Date and the OID Amount will result in the receipt by the Lender of an internal rate of return on $325,000,000 for such period equal to seven percent (7%) per annum based on a 360 day year for the actual number of days elapsed and calculated by compounding on a semi-annual basis, or (ii) if the Note Payment Date occurs after September 30, 1997, an amount which, when added to the aggregate of the interest payments received and accrued (at the stated rate of interest hereunder, not the Default Rate) during the period commencing after March 1, 1993 through and including the Note Payment Date and the OID Amount, will result in the receipt by the Lender of the internal rate of return on $325,000,000, (x) for the period commencing after March 1, 1992 through and including September 30, 1997 equal to seven percent (7%) per annum based on a 360 day year for the actual number of days elapsed or calculated by compounding on a semi-annual basis, and (y) for the period from September 30, 1997 through and including the Note Payment Date, equal to ten and one-half percent (10 1/2%) per annum based on a 360 day year for the actual number of days elapsed and calculated by compounding on a semi-annual basis and (D) all Additional Interest; provided, however, the Lender shall not be entitled to any payment under this Paragraph 16 and Paragraph 12(a)(iv) (other than the OID Amount) in excess of the amount which, when added to all other payments paid or available for payment to the Lender hereunder results in the Lender receiving an internal rate of return on $325,000,000 for the period from September 30, 1987 to the date used for the calculation of clause (i) or (ii) above, as the case may be, equal to fifteen percent (15%) per annum based on a 360 day year for the actual number of days elapsed and calculated by compounding on a semi-annual basis.

          17. (a) Each Borrowing Party hereby waives valuation and appraisement, demand, presentment for payment, notice of dishonor, protest and notice of protest of this Consolidated Note.

          (b) Any notice, demand or request relating to any matter set forth herein shall be given in accordance with the terms of the Consolidated Mortgage.

          (c) This Consolidated Note, being executed and delivered in the State of New York, shall be construed and enforced in accordance with (a) the internal laws of the State of New York, and (b) the provisions hereof, without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting in question.

          (d) Time of payment is of the essence as to all dates set forth herein, but subject to the grace periods, if any, set forth herein and in the Consolidated Mortgage, and provided, further, that whenever any payment to be made under this Consolidated Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of payment of interest.

          (e) This Consolidated Note and the terms hereof may not be waived, changed, modified, terminated or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, termination or discharge is sought.

          (f) (INTENTIONALLY BLANK.]

          (g) In no event will there be any payments, charges, premiums, fees and Yield Maintenance, if any, calculated on more than $325,000,000 of principal indebtedness from Borrower to Lender in connection with this Consolidated Note and the consolidated indebtedness evidenced hereby.

          (h) Each Borrowing Party, on behalf of itself and on behalf of each person or entity claiming by, through or under it (with respect to such claim only) hereby irrevocably and unconditionally (i) submits itself or himself and, to the extent recourse against its or his property is expressly provided by a written agreement executed by such person, its or his property, solely for the purposes of any legal action or proceeding relating to this Consolidated Note or any other Loan Document or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts thereof (collectively, the "NY Courts"), (ii) consents to the bringing of any such action or proceeding in the New York Courts and waives any objection that it or he may now or hereafter have to the venue of any such action or proceeding in any such court, including, without limitation, any objection that such action or proceeding was brought in an inconvenient court, and agrees not to plead or otherwise assert the same, (iii) agrees to service upon it or him of any and all process in any such action or proceeding at the address set forth in the Consolidated Mortgage, (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law, and
(v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereto agree that any legal action or proceeding relating to this Consolidated Note shall be brought in the NY Courts only; provided, however, that if either Borrowing Party, or any party claiming by, through or under such Borrowing Party breaches or seeks to resist any term, covenant or condition of this Paragraph 17(h), the Lender shall not be bound by the limitations of this sentence with respect to such party breaching or seeking to resist any term, covenant or condition of this Paragraph 17(h).

          (i) Each Borrowing Party on behalf of itself and on behalf of each person or entity claiming by, through or under it, including, without limitation, the Borrower's Partners, the LP Group and the Affiliates of each of them, hereby irrevocably and unconditionally waive any right to object to the Lender bringing simultaneous actions to foreclose the Consolidated Mortgage, to recover any amounts due under the Indemnity Agreement, or to recover the Indebtedness under this Consolidated Note, the Consolidated Mortgage, the Security Agreement and/or the Collateral Account Agreement, including, without limitation, any rights either Borrowing Party or its direct and indirect partners and their Affiliates, including the Borrower's
Partners and LP Group, otherwise may have under Sections 1301 and 1371 of the Real Property Actions and Proceedings Law of the State of New York.

          (j) If, in any action or proceeding, either Borrowing Party or any person or entity claiming by, through or under either of them, including, without limitation, the Borrower's Partners, the LP Group or any Affiliates of any of them, shall assert any claim or counterclaim of any nature whatsoever arising directly or indirectly from the transaction contemplated hereby or any other transaction regarding the Loans, on account of any act or omission occurring before or after the date hereof, then, in any such action or proceeding, each Borrowing Party on behalf of itself and on behalf of any person or entity claiming by, through or under it, including, without limitation, the Borrower's Partners, the LP Group and the Affiliates of each of them, hereby agrees not to assert any such claim or counterclaim against any of the Lender's Partners. Each Borrowing Party on behalf of itself and on behalf of any person or entity claiming by, through or under it, including, without limitation, the Borrower's Partners, the LP Group and the Affiliates of each of them, hereby (i) specifically waives any claim, counterclaim or defense of any nature whatsoever such parties may have against any of the Lender's Partners arising directly or indirectly from the transactions contemplated hereby or any other transaction regarding the Loans, and (ii) agrees not to use or assert any such claim, counterclaim or defense against any of the Lender's Partners in any action or proceeding brought by or against the Lender.

          (k) Each Borrowing Party on behalf of itself and on behalf of any person or entity claiming by, through or under it, including, without limitation, the Borrower's Partners, the LP Group and the Affiliates of each of them, hereby specifically waives and releases any claim, counterclaim or defense of any nature whatsoever such parties may have against the Lender arising directly or indirectly from the transaction contemplated hereby or any other transaction regarding the Loans, but only on account of any act or omission occurring prior to the date hereof.

          (1) Each Borrowing Party acknowledges and agrees that, anything contained in this Consolidated Note or the Loan Documents to the contrary notwithstanding, (i) Lender's Partners shall have no liability whatsoever to the Borrower, its direct and indirect partners and their Affiliates, including the Borrower's Partners and or the LP Group, on account of any act or omission of the Lender occurring before or after the date hereof, and (ii) the Lender's Partners shall have no obligation to make any contribution whatsoever to the Lender on account of any of the Lender's liabilities.

          (m) The Borrower, each Borrowing Party and the Lender acknowledge and agree that (a) during the term of the Loans, the Asset Manager, or its permitted successors and assigns, will be acting on behalf of the Borrower and each Borrowing Party as permitted under the Asset Management Agreement, and
(b) the Asset Manager has sole authority to take those actions delegated to it under the Asset Management Agreement and the Lender agrees to accept performance of the terms of any Loan Documents by the Asset Manager for the Borrower's obligations under the Loan Documents; provided, however, nothing contained herein shall be deemed to limit the Borrower's rights against the Asset Manager under the Asset Management Agreement and the Borrower's right to assert a Permitted Default Defense.

          (n) Nothing contained in this Consolidated Note shall constitute, or be construed to constitute, a waiver, either express or implied, by the Lender of any right or remedy that the Lender may have under the Loan Documents, at law or in equity, arising after the date hereof.

          (o) This document may be executed in one or more counterparts, each of which may be executed by one or more of the parties hereto, but all of which, when taken together, shall constitute but one agreement binding on all of the parties hereto.

          (p) For Federal income tax purposes, the parties hereto agree to treat the "issue price" of this Consolidated Note within the meaning of Sections 1273 and 1274 of the Internal Revenue Code of 1986, as amended (the "Code"), as being $351,764,990.00 of which 26,764,990.00 represents accrued original issue discount with respect to the First Note and the Second Note as of the date thereof) and to treat the interest that is payable hereunder as "adequate stated interest" within the meaning of Section 1274(c)(2) of the Code on the entire issue price (including the portion thereof that represents such accrued original issue discount).

          (q) Any sale, assignment, endorsement or transfer of this Consolidated Note, shall be null and void unless this Consolidated Note is presented or surrendered to the Borrower for registration of the transfer by the Lender or the transferee, duly endorsed in the name of such transferee or accompanied by written transfer instructions to register such obligation in the name of such transferee, duly executed by the Lender or its duly authorized attorney; provided, however, that no endorsement or other transfer of this Consolidated Note shall be effective if endorsed or transferred to bearer. Upon such presentation or surrender, the Borrower shall be required to reissue this Consolidated Note in accordance with the Lender's endorsement or transfer instructions and to record said transferee as the duly registered holder of this Consolidated Note on the books and records of the Borrower.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

                        NBBRE - 919 THIRD AVENUE ASSOCIATES, L.P.

                        By: Nomura Babcock & Brown Real Estate, Inc., its sole General Partner

                             By:  /s/ Kazuhisa Shirakawa
                                  ------------------------------------------
                                  Name:  Kazuhisa Shirakawa
                                  Title: Vice President and Assistant Secretary

                        919 FEE ASSOCIATES L.P.

                        By:  Split Rock Realty Associates, L.P.,
                             its General Partner

                             By:  Third Seabury Corp.,
                                  General Partner

                                  By: /s/ Harvey Schulweis
                                      ---------------------------------------
                                      Harvey Schulweis,
                                      President

                             By:   919G Corp., General Partner

                                  By: /s/ Patrick A. Gerschel
                                      ---------------------------------------
                                      Patrick A. Gerschel,
                                      President

                             By:   919T Corp., General Partner

                                  By: /s/ Paul E. Taylor, Jr.
                                      ---------------------------------------
                                      Paul E. Taylor, Jr.,
                                      President

                       By:  Jimbolia Corporation N.V.,
                            Limited Partner

                            By:  /s/ Louis Arovas
                                ----------------------------------------
                                Louis Arovas,
                                Vice President

    [SIGNATURES CONTINUED ON THE NEXT PAGE]

                           919 THIRD AVENUE ASSOCIATES L.P.

                           By:  Third Seabury Corp, General Partner

                                By: /s/ Harvey Schulweis
                                    ------------------------------------------
                                    Harvey Schulweis,
                                    President

                           By:  919G Corp., General Partner

                                By: /s/ Patrick A. Gerschel
                                    ---------------------------------------
                                    Patrick A. Gerschel,
                                    President

                           By:  919T Corp., General Partner

                                By:  /s/ Paul E. Taylor, Jr.
                                    ---------------------------------------
                                    Paul E. Taylor, Jr.,
                                    President

                           By:   One Rock Realty Associates, L.P.,
                                 Limited Partner

                                 By:  Split Rock Realty Associates, L.P.
                                      its General Partner

                                      By:  Third Seabury Corp., General Partner

                                           By: /s/ Harvey Schulweis
                                               ------------------------------
                                               Harvey Schulweis,
                                               President

                                      By:  919G Corp., General Partner

                                           By:/s/ Patrick A. Gerschel
                                              ------------------------------
                                              Patrick A. Gerschel,
                                              President

[SIGNATURES CONTINUED ON THE NEXT PAGE]

                                      By:  919T Corp., General Partner

                                           By: /s/ Paul E. Taylor, Jr.
                                              ------------------------------
                                              Paul E. Taylor, Jr.,
                                              President

                                 By:  Jimbolia Corporation N.V.,
                                      Limited Partner

                                      By: /s/ Louis Arovas
                                          ----------------------------------
                                          Louis Arovas,
                                          Vice President